EXHIBIT 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 315-2800
Jonathan H. Downing
Executive Vice President
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Sheryl Seapy
(949) 608-0841

For Immediate Release

UCBH HOLDINGS, INC. APPOINTS DENNIS WU AS EXECUTIVE VICE PRESIDENT,

CHIEF FINANCIAL OFFICER AND JONATHAN DOWNING AS EXECUTIVE VICE PRESIDENT,
DIRECTOR OF CORPORATE DEVELOPMENT

     SAN FRANCISCO, June 9, 2005 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today announced the appointment of Dennis Wu (no relation to Thomas S. Wu, Chairman, President and Chief Executive Officer) who is a current member of the Board of Directors, as Executive Vice President and Chief Financial Officer of the Company. Mr. Dennis Wu succeeds Jonathan H. Downing, Executive Vice President, who has served as Chief Financial Officer of the Company since 1989. Mr. Downing has been appointed as Executive Vice President and Director of Corporate Development and Investor Relations, and will be focusing on acquisition opportunities and managing Investor Relations activities as the Company continues to expand its franchise. Mr. Downing will be working closely with Mr. Dennis Wu in transitioning the Chief Financial Officer responsibilities during the remainder of the second quarter.

     Mr. Dennis Wu joins the Company after a 37-year career at Deloitte & Touche LLP, where he served as National Managing Partner for the firm’s Chinese Services Group since June 2000. A partner at Deloitte since 1979, Mr. Wu initiated and grew the Chinese Services Group into a seamless entity within Deloitte’s global structure. The Chinese Services Group advises U.S. companies doing business in China, as well as Chinese businesses seeking to penetrate the U.S. market. Previously at Deloitte, Mr. Wu served as partner-in-charge of the firm’s Enterprise Group in Northern California, which includes its banking, savings and loans, securities brokerage, insurance, real estate, healthcare, and not-for-profit clients.

     “We are very pleased to welcome Mr. Dennis Wu to our senior management team,” said Mr. Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “His experience will be particularly valuable to UCBH as we continue to build our operations domestically and across the Pacific Rim. We look forward to Mr. Wu making significant contributions to UCBH,” said Mr. Thomas S. Wu.

     “We are pleased to expand our Corporate Development efforts under Mr. Downing’s leadership. As the Company continues to expand both organically and through acquisitions, the appointment of Mr. Downing as Director of Corporate Development will be critical to our long-term growth. Additionally, Mr. Downing will continue to lead our Investor Relations efforts.

     “In accordance with our internal Corporate Governance practices, which allow no more than two members of management to serve on our Board of Directors at the same time, Mr. Downing has resigned from the Board,” concluded Mr. Thomas S. Wu.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.

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